                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                          REAL ESTATE INCOME FUND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             WESTERN INVESTMENT LLC
                    WESTERN INVESTMENT HEDGED PARTNERS L.P.
                 WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC
                   WESTERN INVESTMENT ACTIVISM PARTNERS LLC
                                ARTHUR D. LIPSON
           KARPUS MANAGEMENT, INC. D/B/A KARPUS INVESTMENT MANAGEMENT
--------------------------------------------------------------------------------
    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

     /_/  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed

                                                  October 21, 2005

Mr. Dwight B. Crane
Mr. Paolo M. Cucchi
Mr. Robert A. Frankel
Dr. Paul Hardin
Mr. William R. Hutchinson
Mr. George Pavia
Mr. R. Jay Gerken

TO THE DIRECTORS OF THE REAL ESTATE INCOME FUND, INC  (RIT)

Gentlemen:

As stockholders  of RIT, we find the escalating  levels of rhetoric and warnings which are being included in your recent public filings increasingly disturbing.

Specifically, your October 13, 2005, letter to stockholders says:

"If the new management  agreement is not approved by  shareholders  of the Fund, the Fund  will face  considerable  uncertainty  and its  ability  to pursue  its investment  objectives  may be  disrupted  for an  indefinite  period  following consummation of the Transaction."

What exactly do you mean by  "considerable  uncertainty"  and  "disrupted for an indefinite period"? If these are truly significant issues, why was no mention of any of this in your proxy materials dated September 2, 2005.

Stockholders  are  required  to  vote on  major  transactions.  You  purportedly represent the interests of all stockholders.  This means you are responsible for adequate management in all circumstances.  Your  responsibilities do not include warnings of dire  consequences and abdication of  responsibility if stockholders exercise their lawful rights to not approve an unadvisable  transaction.  It is, in fact,  your legal duty to prevent the sort of disruptions  and  uncertainties which you describe.

We believe that it is imperative that immediate  actions be taken to address the wide  discount to net asset value at which the Fund trades.  There is an obvious solution  which would in my opinion gain the immediate  acceptance of a majority of the  stockholders:  MERGE  THIS  CLOSED  END FUND  INTO AN OPEN END FUND WITH
SIMILAR  OBJECTIVES.  We  believe  that  this  merger is  obviously  in the best interest of the vast majority of  stockholders.  It would permit those investors now trapped below fair value the opportunity to redeem at net asset value, while permitting other investors to continue investing in a very similar strategy.  We don't  understand  why the board has not described to  stockholders  this simple alternative?

And now, the board is recommending that Citigroup reap a windfall profit of $3.7 billion while stockholders  continue to suffer below-market values. The issue of a persistent and  significant  discount to net asset value is not a "side-show", as you call it, but rather a crucial issue for all stockholders.

Immediate action must be taken to eliminate the wide historical  discount of RIT to its net asset  value.  Immediate  action  must be taken to  insure  competent management under any scenario.

We intend to pursue all  available  legal  remedies to ensure that you meet your fiduciary  responsibilities,  individually and together.  These include, but are not limited to,  submission of nominations  for new directors if you continue to ignore these critical issues.

We were not surprised that the special stockholders' meeting was adjourned until
November 15, 2005.  We call on the board to merge the Fund into an open end fund
with  similar   objectives  and  recognize  the  legitimate   interests  of  all
stockholders. We will support the Board in such a proposal.

Absent your favorable  response,  we will continue to urge RIT  stockholders  to vote against the new management and subadvisory agreements.

Very truly yours,

/s/ Arthur D. Lipson

Arthur D. Lipson
Managing Member of Western Investment LLC